Exhibit 99.1

Press Release #201903	FOR IMMEDIATE RELEASE	February 19, 2019

Enertopia Drills 262 Feet of 1,231 ppm Li from Clayton Valley

Kelowna, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce that all drill core sample assays have been received from the four resource definition holes and one metallurgical test hole. The best hole for grade and thickness was TOP-02* that averaged 1,231 ppm li over 262 feet. Including 1,368 ppm li over 186 feet in the main reduced zone.

Drilling confirms widespread lithium mineralization on the property. The average grade and thickness from our four-hole drill program was approximately 1,120 ppm li over an average thickness of 284 feet. A higher-grade zone inside the total lithium horizon averaged more than 1,225 ppm over an average thickness of 177 feet.

This zone appears to have a regional NE trend starting from the Southwest on Cypress Development’s proposed high-grade starter pit, with an average grade of ~ 1,105 ppm Li and running through our project and then onto Noram Ventures project to the northeast where they have outlined a shallow resource to ~ 50 feet averaging 1,060 ppm li.

Drill hole TOP-04 ended in mineralization of 1,480 ppm li over the last 5 feet at a depth of 297 feet.

“Drilling has not only verified the Company’s expectations for the potential of the lithium horizon on our property but we have been able to show by the drill bit that the drill intersections to date indicate any future outlined resource could have Lithium values exceeding those of the proposed high grade starter pit envisioned on the Cypress Development property to our southwest.” Stated President Robert McAllister

Summary of Drill Program Assay Intercepts:

DRILL HOLE	From	To	Length	Min	Max	Avg
	ft	ft	ft	ppm Li	ppm Li	ppm Li
TOP-01	0	275	275	300	1,760	1,039
Includes upper claystone	0	118	118	470	1,230	815
Includes reduced claystone	118	275	157	300	1,760	1,179
TOP-02*	20	282	262	490	2,580	1,231
Includes upper claystone	20	96	76	490	1,630	870
Includes reduced claystone	96	282	186	920	2,580	1,368
TOP-03	17	352	335	400	1,890	1,002
Includes upper claystone	17	102	85	400	1,190	623
Includes reduced claystone	102	352	250	500	1,890	1,129
TOP-04**	32	297	265	820	2,080	1,208
Includes upper claystone	32	86	54	940	2,080	1,312
Includes reduced claystone	86	202	116	820	1,730	1,255
Includes lower claystone	202	297	95	890	1,480	1,102

Summary of assay intercepts for TOP-02M metallurgical hole:

DRILL HOLE	From	To	Length	Min	Max	Avg
	ft	ft	ft	ppm Li	ppm Li	ppm Li
TOP-02M	-	-	-	-	-	-
Includes upper claystone	10	40.25	30.25	490	1,630	1,140
Includes reduced claystone	105	185	80	920	2,580	1,405

Notes:
Drill holes TOP-01 to TOP-04 were assayed over intervals averaging 10ft each unless the intersection involved changes in the lithological units.

Drill hole TOP-02M was only assayed over intervals of 5ft that had poor recovery in adjacent hole TOP-02.

There is a high correlation to lower assayed grades in intersections that had poor recovery when compared to hole TOP-02M which was a twin hole for metallurgical testing purposes. Hole TOP-02M and TOP-04 were drilled with at CAT rig to a depth of 230ft and showed core recoveries of 90% to 100% over these intervals. These two holes returned correspondingly higher average Li grades than holes TOP-01 and TOP-02.

Hole TOP-04** was the only hole to reach the lower reduced claystone and the last 5 feet at the EOH (End of Hole) assayed 1,480 ppm Li.

All samples were submitted to ALS Global in Reno, Nev., for analysis by ME-ICP61 plus Lithium. Eleven blind sample blanks and standards were inserted into the sample sequences at random intervals.

A regional map showing the company’s strategic project location can be accessed by going to www.enertopia.com

“With assay results in hand from our Clayton Valley Nevada drill program we can’t wait to get started on our solution testing of the drilled lithium horizons. We continue to strive for a low-cost mining and processing solution to unlock the potential value of the Lithium enriched claystone’s.” Stated CEO Robert McAllister

A complete hole log and assay presentation will be available in the coming days on the company’s website at www.enertopia.com

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia:

A Company focused on using modern technology to build shareholder value. Enertopia is working to establish a lithium resource and at the same time working on extracting Lithium from its synthetic brine solutions by using industry leading proven technology.

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.870.2219

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that a lithium resource will be outlined at the Clayton Valley, NV project or the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.